Exhibit (d)(3)

FORM OF

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT, dated as of •, 2005 (this “Agreement”), is by and among Xyratex Ltd, a Bermuda corporation (“Parent”), Normandy Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), and • (the “Stockholder”).

WHEREAS, Parent, Purchaser and nStor Technologies, Inc., a Delaware corporation (the ”Company”), propose to enter into an Agreement and Plan of Merger, dated as of •, 2005 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), which provides, among other things, that Purchaser will make a cash tender offer (the “Offer”) for all of the outstanding capital stock of the Company and, after expiration of the Offer, will merge with and into the Company (the “Merger”), in each case upon the terms and subject to the conditions in the Merger Agreement (with all capitalized terms used but not defined herein having the meanings set forth in the Merger Agreement);

WHEREAS, the Company is engaged in the business of providing electronic storage solutions (including storage services and applications) that secure and protect information (the “Business”); and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and make the Offer, Parent has required that the Stockholder agree and, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1. Non-Competition.

(a) For a period commencing on the date hereof and ending on the earlier of (i) termination of the Merger Agreement or (ii) the three-year anniversary of the date hereof (the “Restricted Period”), the Stockholder shall not engage, directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by Parent, any Subsidiary of Parent set forth on Annex A hereto that is engaged in the Business, the Company or any Company Subsidiary as of the date hereof or, without the prior written consent of Parent, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with Parent, the Business, the Company or any Company Subsidiary in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Company or any Company Subsidiary as of the date hereof; provided, however, that, (i) ownership of securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Agreement as long as the Person owning such securities has no other connection or relationship with such competitor and (ii) ownership of securities or equity interests in any investment company, mutual fund, equity fund, diversified portfolio company or other mutual pooled investment (each, an “Investment Company”), shall not be deemed to be in violation of this Agreement as long as the Person owning such securities has no active participation in the management of such Investment Company.

(b) As a separate and independent covenant, the Stockholder agrees with Parent and Purchaser that, for a period of three years following the date hereof, the Stockholder will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufacturers, produces or supplies products or services of the kind manufactured, produced or supplied by Parent any Subsidiary of Parent set forth in Annex A hereto that is engaged in the Business, the Company or any Company Subsidiary as of the date hereof, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Company or any Company Subsidiary with whom the Company or any Company Subsidiary had any dealings during the period of time in which the Stockholder was a stockholder of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of Parent, any Subsidiary of Parent set forth in Annex A hereto that is engaged in the Business, the Company or any Company Subsidiary, or interfere with or attempt to interfere with any officers, employees, representatives or agents of Parent, any Subsidiary of Parent, the Company or any Company Subsidiary, or induce or attempt to induce any of them to leave the employ of Parent, any Subsidiary of Parent, the Company or any Company Subsidiary or violate the terms of their contracts, or any employment arrangements, with Parent, any Subsidiary of Parent, the Company or any Company Subsidiary; provided, however, that the foregoing will not prohibit (i) a general solicitation to the public of general advertising or (ii) the Stockholder from purchasing consumer products sold, manufactured or produced by any customer of the Company or any Company Subsidiary.

(c) The Restricted Period shall be extended by the length of any period during which the Stockholder is in breach of the terms of this Section 1.

(d) The Stockholder acknowledges that the covenants of the Stockholder set forth in this Agreement are an essential element of the transactions contemplated by the Merger Agreement and that, but for the agreement of the Stockholder to comply with these covenants, Parent and Purchaser would not have entered into the Merger Agreement. The Stockholder acknowledges that the agreements contained herein are independent covenants that shall not be affected by performance or nonperformance of the Merger Agreement by Parent or Purchaser. The Stockholder has had the opportunity to independently consult with his counsel regarding whether the covenants contained herein are reasonable and proper.

2. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy that may be available at law or equity, the parties shall be entitled to the remedy of specific performance of such provisions and to an injunction or injunctions and/or such other equitable relief as may be necessary to prevent breaches of this Agreement, without the necessity of (i) posting bond or other security or (ii) proving actual damages. If any party shall fail to perform its obligations under this Agreement, the non-breaching party shall be entitled to receive from the breaching party all reasonable fees and expenses, including reasonable attorneys’ fees, which may be incurred by the non-breaching party to enforce the provisions of this Agreement.

3. General Provisions.

(a) Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent or Purchaser in accordance with Section 8.3 of the Merger Agreement and to the Stockholder at the Stockholder’s address set forth in Annex B hereto (or to such other address as any party may have furnished to the other parties in writing in accordance herewith).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein), (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder; provided that the Company is an intended third-party beneficiary of this Agreement.

(f) Governing Law; Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. All parties to this Agreement hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum or is subject to a jury trial. A prevailing party in any action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby shall be entitled to reimbursement of its attorneys’ fees and costs incurred in such action or proceeding by the other party.

(g) Costs and Expenses. Whether or not the Offer or the Merger is consummated, except as otherwise expressly set forth in Section 2 or Section 3(f) of this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

(h) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Stockholder or Purchaser and Parent, as the case may be; provided that Purchaser or Parent may assign, in its respective sole discretion its rights and obligations hereunder to any direct or indirect Company Subsidiary of Parent.

(i) Severability. If any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application, as shall be enforceable and the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect.

IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be duly executed as of the date first written above.

XYRATEX LTD

By:
Name:
Title:

NORMANDY ACQUISITION CORPORATION

By:
Name:
Title:

STOCKHOLDER

Name:

Annex A

Xyratex Group Limited

Xyratex Holdings Inc.

Xyratex International Inc.

Xyratex Technology Limited

Xyratex (Malaysia) Sdn Bhd

Xyratex (Singapore) Limited

Xyratex Technology (Wuxi) Co. Ltd